SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive  Additional Materials

[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14


                           Schultz Sav-O Stores, Inc.
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed:

[GRAPHIC OMITTED]


                              SCHULTZ SAV-O STORES, INC.
                                2215 Union Avenue
                           Sheboygan, Wisconsin 53081


Dear Fellow Shareholder:

         You may notice that the enclosed proxy statement has been written in a somewhat different style from years past. Recently, the Securities and Exchange Commission adopted new rules that require certain information to be presented in a style the SEC calls "Plain English," which is designed to make such information easier to read. While these new SEC rules do not require proxy statements to be written in Plain English, we have decided to use the Plain English style in our proxy statement because we feel that the idea behind Plain English is good. We want our shareholders to have access to information about us and our future in a more direct and understandable way. For these reasons, we are also writing our annual report on Form 10-K in the same Plain English style. We feel the more you understand our company, the more you will want to participate in our exciting future!

         Please read our enclosed proxy statement. We welcome your comments on our efforts.

                                        Sincerely,

                                        SCHULTZ SAV-O STORES, INC.



                                        John H. Dahly
                                        Executive Vice President,
                                        Chief Financial Officer and Secretary
Sheboygan, Wisconsin
April 1, 1999

[GRAPHIC OMITTED]


                              SCHULTZ SAV-O STORES, INC.
                               2215 Union Avenue
                           Sheboygan, Wisconsin 53081


                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 12, 1999

Dear Fellow Shareholder:

         We invite you to attend our 1999 annual meeting of shareholders on Wednesday, May 12, 1999 at 3:00 p.m. at the John Michael Kohler Arts Center, located at 608 New York Avenue, Sheboygan, Wisconsin. As we describe in our accompanying proxy statement, which we have written in "Plain English" in the hope that you will find it more readable than our past proxy statements, if you held shares of our common stock on March 24, 1999, you will be entitled to vote at the annual meeting on the following matters:

         1. the election of three directors;

         2. our proposed increase in the number of shares issuable under our 1995 Equity Incentive Plan;

         3. our board of directors' selection of independent public accountants for 1999; and

         4. any other business that may properly come before our annual meeting.

         We have enclosed a proxy card and our 1998 annual report along with this proxy statement. Your vote is important, no matter how many shares you own. Even if you plan to attend our annual meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope provided. If you attend the annual meeting, you can revoke your proxy and vote your shares in person if you like.

         Thank you for your continued support. We look forward to seeing you at our annual meeting.


                                   Sincerely,

                                   SCHULTZ SAV-O STORES, INC.


                                   John H. Dahly
                                   Executive Vice President,
                                   Chief Financial Officer and Secretary

Sheboygan, Wisconsin
April 1,  1999

    FREQUENTLY ASKED QUESTIONS

Q:   Why did I receive this proxy Statement?

     Our board of directors has sent you this proxy statement to ask for your vote, as a Schultz shareholder, on certain matters to be voted on at our upcoming annual shareholders' meeting.

Q:   What am I voting on?

     You will vote on:

     o    the re-election of three directors;

     o our proposed increase in the number of shares available for grants under our equity incentive plan; and

     o the ratification of our board's choice of Arthur Andersen LLP as our independent public accountants for 1999.

     Our board of directors is not aware of any other matter that will be presented for your vote at the annual meeting.

Q:   Do I need to attend the annual meeting in order to vote?

     No. You can vote either in person at the annual meeting or by completing and mailing the enclosed proxy card.

Q:   Who is entitled to vote?

     You are entitled to vote if you owned shares as of the close of business on the March 24, 1999 record date. You will be entitled to one vote per share for each share of our common stock you owned on the record date.

Q:   Who will count the votes?

     Firstar Trust Company, our transfer agent and registrar, will count the votes and act as inspector of elections at the annual meeting.

Q:   How many shares of Schultz's stock are entitled to vote?

     A total of 6,570,179 shares of common stock will be entitled to vote at the annual meeting.

Q:   What constitutes a quorum?

     A "quorum" refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of the shares of our common stock entitled to be cast will represent a quorum. As a result, at least 3,285,090 shares must be present at the annual meeting before we can take the actions called for at the meeting.

Q:   What happens if I sign and return my proxy card but do not mark my vote?

     If you return a signed proxy card without indicating whether you wish to vote for or against the proposals, James H. Dickelman and John H. Dahly, as proxies, will vote your shares:

     o    to elect the board's nominees for directors;

     o    to approve our proposed increase in the equity incentive plan; and

     o to ratify our board's selection of Arthur Andersen as independent public accountants for 1999.

Q:   What percentage of Schultz's votes do directors and officers own?

     Approximately 17.6% of our shares, as of the record date, are controlled by our directors and officers. See page 8 for more details.

Q:   Who are the largest shareholders?

     Investors holding 5% of more of our outstanding common stock are:

     1.   Our Retirement Savings Plan for employees - 17.6%

     2.   Franklin Resources, Inc. - 9.0%

     3.   Delaware Management Holdings Co., Inc. - 6.6%

     4.   Neuberger Berman, LLC - 6.6%

     5.   Dimensional Fund Advisors, Inc. - 5.9%

     6.   FMR Corp. - 5.7%

     7. Mr. James H. Dickelman, our Chief Executive Officer, including shares he can acquire upon exercise of stock options - 5.6%

                              ELECTION OF DIRECTORS

Director Nominees

         At the annual meeting, shareholders will elect three directors to hold office until the annual meeting held in 2002. Our board's nominees are John H. Dahly, Martin Crneckiy, Jr. and R. Bruce Grover, each current, shareholder-elected directors. James H. Dickelman and John H. Dahly, as proxies, intend to vote for the election of all of the board's nominees. They will also vote for another person that the board may recommend in the event that a nominee becomes unable to serve as a director before the annual meeting.

         Under Wisconsin law, shareholders elect directors by a plurality of the votes cast. This means that the nominees receiving the largest number of votes, even if less than a majority, will be elected as directors. Any shares that do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

         Our board of directors recommends a vote for John H. Dahly, Martin Crneckiy, Jr. and R. Bruce Grover.

Retirement of Howard C. Dickelman

         On January 28, 1999, our board of directors regretfully accepted the retirement of Howard C. Dickelman as a director, effective immediately after our annual meeting. We have all benefited from Mr. Dickelman's distinguished leadership and remarkable foresight for 53 years. His presence as a voting member of the board will be sorely missed, but he has agreed to continue to serve as a director emeritus upon his retirement.

Current Board Composition, Meetings and Committees

         The table set forth on the opposite page lists certain information about our board of directors and the board committees on which our directors serve, as well as how many times the board and each committee met in 1998.


--------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Stock
                                                       Executive    Nominating      Audit       Compensation     Option
             Board Member                     Board    Committee    Committee     Committee      Committee      Committee
             ------------                     -----    ---------    ---------     ---------      ---------      ---------
--------------------------------------------------------------------------------------------------------------------------
                                           Class I - Nominees for Terms to Expire in 2002
--------------------------------------------------------------------------------------------------------------------------
John H. Dahly (58), a director                 x          x            x
since 1984; Executive Vice
President, Chief Financial Officer
and Secretary
--------------------------------------------------------------------------------------------------------------------------
Martin Crneckiy, Jr. (53), a                   x                       x             x              x              x*
director since 1989; Executive Vice
President and Chief Financial
Officer of The Vollrath Company,
LLC - a manufacturer of stainless
steel and plastic wares and light
equipment for the international
food service industry
--------------------------------------------------------------------------------------------------------------------------
R. Bruce Grover (63), a director               x                       x*            x              x*             x
since 1989; President and Chief
Executive Officer of Vinyl Plastics,
Inc. - a manufacturer of solid vinyl
floor products, custom extruded
sheets and sound barrier materials
for automotive applications
--------------------------------------------------------------------------------------------------------------------------
                                           Class II - Directors Whose Terms Expire in 2000
--------------------------------------------------------------------------------------------------------------------------
Howard C. Dickelman (80), a                    x                       x             x              x              x
director since 1959; retired, former
Chairman of the Board
--------------------------------------------------------------------------------------------------------------------------
Michael Houser (47), a director                x          x
since 1992; Executive Vice
President - Marketing and
Merchandising
--------------------------------------------------------------------------------------------------------------------------
                                          Class III - Directors Whose Terms Expire in 2001
--------------------------------------------------------------------------------------------------------------------------
James H. Dickelman (51), a                     x*         x*           x
director since 1978; Chairman of
the Board, President and Chief
Executive Officer
--------------------------------------------------------------------------------------------------------------------------
William K. Jacobson (48), a                    x          x
director since 1996; Senior Vice
President - Retail Operations and
Development and Assistant
Secretary
--------------------------------------------------------------------------------------------------------------------------
Steven R. Barth (40), a director               x                       x             x*             x
since 1998; Partner in the law firm
of Foley & Lardner
--------------------------------------------------------------------------------------------------------------------------
Meetings Held in 1998                          9          0            1             2              2              2
--------------------------------------------------------------------------------------------------------------------------
* Denotes Chairman


         All of our directors have held the positions indicated on the preceding page for at least the last five years, except that William K. Jacobson was our Vice President - Franchise Operations prior to January 1996, our Senior Vice President - Franchise Operations from January 1996 until March 1996 and our Senior Vice President - Retail Operations from March 1996 until June 1998, and that Michael R. Houser was our Senior Vice President - Marketing and Merchandising prior to January 1998. James H. Dickelman is the son of Howard C. Dickelman.

         The Executive Committee. The Executive Committee acts on behalf of the board between board meetings, except with respect to matters upon which Wisconsin law does not allow a committee to act.

         The Nominating Committee. The Nominating Committee's functions include:

          o    recommending criteria for board members;

          o    determining prospective candidates for board membership;

          o    recommending candidates for each of the board's committees; and

          o reviewing our compensation policies for board members who are not full-time employees.

         The Audit Committee. The Audit Committee's principal functions include:

          o annually recommending a firm of independent public accountants to act as our auditing firm for the coming year;

          o reviewing areas of financial risk that could have a material adverse effect on our results of operations and financial condition with our principal accounting officers and independent public accountants;

          o reviewing annual audit plans with our principal accounting officers and independent public accountants;

          o    reviewing our policies as to officers' conflicts of interest with
               our  principal   accounting   officers  and  independent   public
               accountants;

          o reviewing plans to engage our independent public accountants for any non-audit professional services; and

          o reviewing, in consultation with our principal accounting officers and independent public accountants, financial reporting and auditing practices of comparable companies that differ from our own.

         The Compensation Committee. The Compensation Committee:

          o    evaluates and sets cash compensation levels for our officers; and

          o reviews and establishes the employee benefits we offer to our officers.

         The Stock Option Committee. The Stock Option Committee has the responsibility to:

          o evaluate and grant stock options and other equity incentives to our employees; and

          o    administer our equity incentive plans.

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

         We describe in the following table certain information, as of the record date, regarding the beneficial ownership of our common stock held by:

          o each person or entity that we know beneficially owns more than 5% of our common stock;

          o each of our directors and those of our executive officers who are named in the Summary Compensation Table on page 15 under "Summary Compensation Information;" and

          o    all of our directors and officers as a group.

         We believe that all of the people listed below have sole voting and investment power over the listed shares, except as indicated otherwise in the accompanying footnotes.

         Name of Individual or Entity                    Shares    Percentage(1)
         ----------------------------                    ------    ------------
Schultz Sav-O Stores Retirement Savings Plan(2)         1,156,866      17.6%
Franklin Resources, Inc.(3)                               592,500       9.0%
Delaware Management Holdings Co., Inc.(4)                 434,714       6.6%
Neuberger Berman, LLC(5)                                  433,350       6.6%
Dimensional Fund Advisors, Inc.(6)                        386,450       5.9%
FMR Corp.(7)                                              372,100       5.7%
James H. Dickelman(8)                                     377,778       5.6%
Howard C. Dickelman(9)                                    243,660       3.7%
John H. Dahly(10)                                         154,802       2.3%
Michael R. Houser(11)                                     123,800       1.9%
William K. Jacobson(12)                                    99,351       1.5%
Kenneth S. Folberg(13)                                     38,645         *
Martin Crneckiy, Jr.                                        6,600         *
Steven R. Barth                                             5,375         *
R. Bruce Grover                                             3,600         *

All directors and officers as a group (13 persons)(14)  1,249,349      17.6%
---------------------------
*   Indicates less than 1%

(1) For individuals who hold rights to acquire shares of stock upon exercise of stock options, the percentages indicated reflect inclusion of certain of these shares as described in the appropriate footnotes below, as well as the increase in the total number of shares of common stock outstanding that would result from their exercise of those options.

(2) We obtained the share amount listed from the amended Schedule 13G, dated February 11, 1999, filed with the Securities and Exchange Commission. The listed shares were held by Marshall & Ilsley Trust Company, as trustee for our Retirement Savings Plan. Retirement Savings Plan participants have investment power over the listed shares held by the Retirement Savings Plan that are allocated to their accounts. A Plan Administrative Committee, consisting of James H. Dickelman, John H. Dahly, William K. Jacobson and Armand C. Go, administers the Retirement Savings Plan and shares voting power for the shares listed with the participants in the Retirement Savings Plan in that the committee is entitled to vote shares when participants have provided no voting instructions. The address of M&I is 1000 North Water Street, Milwaukee, Wisconsin 53202. The address for the individual members of the Plan Administrative Committee is c/o Schultz Sav-O Stores, Inc., 2215 Union Avenue, Sheboygan, Wisconsin 53081. See "Executive Compensation--Report on Executive Compensation."

(3) We obtained the share amount listed from the amended Schedule 13G, dated February 2, 1999, filed with the SEC. The address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, 6th Floor, San Mateo, California 94404.

(4) We obtained the share amount listed from the amended Schedule 13G, dated February 5, 1999, filed with the SEC. The address of Delaware Management Holdings Co., Inc. is One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103.

(5) We obtained the share amount listed from the amended Schedule 13G, dated February 5, 1999, filed with the SEC. The address of Neuberger Berman, LLC is 605 Third Avenue, New York, New York 10158.

(6) We obtained the share amount listed from the amended Schedule 13G, dated February 12, 1999, filed with the SEC. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7) We obtained the share amount listed from the amended Schedule 13G, dated February 1, 1999, filed with the SEC. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(8) The share amount listed includes (a) 109,495 shares allocated to Mr. Dickelman's account in the Retirement Savings Plan as of December 31, 1998;
     (b) 186,000 shares covered by stock options that will be exercisable within 60 days following the record date; (c) 19,022 shares held by Mr. Dickelman as trustee for his minor children; and (d) 17,661 shares held as joint tenant with his wife. The share amount does not include the following shares as to which Mr. Dickelman disclaims beneficial ownership: (a) 243,060 shares held by the Howard Dickelman Revocable Trust; (b) 16,830 shares held by the Dorothy J. Dickelman Revocable Trust; (c) 8,611 shares held by Mr. Dickelman's adult son; and (d) 3,605 shares held by Mr. Dickelman's adult daughter.

(9) The share amount does not include 16,830 shares held by the Dorothy J. Dickelman Revocable Trust as to which Mr. Dickelman disclaims beneficial ownership.

(10) The share amount listed includes (a) 31,718 shares allocated to Mr. Dahly's account in the Retirement Savings Plan as of December 31, 1998 and (b) 87,450 shares covered by stock options that will be exercisable within 60 days following the record date. The share amount does not include 1,476 shares held by Mr. Dahly's wife to which Mr. Dahly disclaims beneficial ownership.

(11) The share amount listed includes (a) 28,055 shares allocated to Mr. Houser's account in the Retirement Savings Plan as of December 31, 1998;
     (b) 83,250 shares covered by stock options that will be exercisable within 60 days following the record date; and (c) 1,080 shares held as joint tenant with his wife.

(12) The share amount listed includes (a) 40,851 shares allocated to Mr. Jacobson's account in the Retirement Savings Plan as of December 31, 1998 and (b) 58,500 shares covered by stock options that will be exercisable within 60 days following the record date.

(13) The share amount listed includes (a) 8,445 shares allocated to Mr. Folberg's account in the Retirement Savings Plan as of December 31, 1998 and (b) 30,200 shares covered by stock options that will be exercisable within 60 days following the record date.

(14) The share amount listed includes 534,650 shares issuable under stock options exercisable within 60 days of the record date and 304,478 shares beneficially held by current directors and executive officers in the Retirement Savings Plan as of December 31, 1998, but excludes 273,582 shares as to which beneficial ownership is disclaimed by certain of such individuals. See footnotes 8, 9 and 10 above.

                             EXECUTIVE COMPENSATION

Report on Executive Compensation

         Our board's Compensation Committee evaluates and establishes the compensation of our executive officers. The committee's executive compensation policies and practices generally reflect our efforts to attract, motivate and retain our executive officers by providing a total compensation package based on corporate and personal performance and which is competitive within our industry. Executive officers' compensation is comprised of salary, stock option grants, corporate contributions to our Retirement Saving Plan and cash bonuses under our Officer Annual Incentive Plan. The annual incentive plan is intended to motivate our executive officers to achieve annual corporate financial performance goals for the economic benefit of all shareholders by rewarding executive officers, individually and as a team, for the achievement of such goals. The annual incentive plan provides for the establishment of an annual variable bonus pool based on our achievement of certain specified levels of economic value added for the year then ended. For purposes of the annual incentive plan, economic value added is determined by calculating the difference between our annual net earnings after tax and a pre-established target threshold investment return, based on our weighted average cost of capital. We deposit 10% of the resulting economic value added in the incentive pool, together with 5% of any increase in the current year's economic value added over the prior year's economic value added. We then distribute 50% of the resultant total incentive pool to all executive officers, pro rata, according to relative salary levels and 50% based on each officer's relative achievement of pre-established individual and group performance goals, as determined by the Compensation Committee. We established a total bonus pool of approximately $421,000 in 1998 under the annual incentive plan, with approximately $384,000 contributed as a result of our economic value added amount for 1998 and approximately $37,000 as a result of the increase of 1998 economic value added over our 1997 economic value added.

         In 1998, based on the unanimous recommendation of the Compensation Committee, our board adopted an amendment to the annual incentive plan to further recognize and reward, and further motivate management to achieve, our goal of increasing revenue. As a result, beginning in 1999, in addition to any bonus pool that would otherwise be created under the annual incentive plan, for each 1% incremental increase in our net revenues over the prior year, we will add an additional $25,000 to the incentive bonus pool otherwise created under the annual incentive plan. Had this provision been in effect during 1998, we would have added an additional $62,500 to the bonus pool as a result of our realizing a 2.5% increase in 1998 revenue over 1997 revenue. In early 1999, in order to provide more incentive compensation for the achievement of individual goals and objectives, our board further amended the annual incentive plan to provide that, beginning in 1999, we will distribute 25% - instead of 50% - of the total incentive pool to all executive officers, pro rata, according to relative salary levels and 75% - instead of 50% - based on each officer's relative achievement of pre-established individual and group performance goals, as determined by the Compensation Committee.

         The Compensation Committee adjusts each executive officer's salary, including the salary of James H. Dickelman, our Chairman of the Board, President and Chief Executive, at the end of each fiscal year for the forthcoming fiscal year. The committee establishes objective performance criteria for each of the officers that the committee considers in its salary adjustment decisions and bonus allocations. The committee also analyzes and evaluates our relative revenues, earnings, return on sales, cost and expense levels, and balance-sheet strength for the year then ending compared to historical results, as well as to the current trends and results within our industry. Based on such analysis and evaluation, for 1998, the committee determined Mr. Dickelman's and the other executives' salaries, in conjunction with the other elements of each such executive's base compensation package, to fall generally within a range of the estimated average salaries and compensation packages of similarly situated executives at other comparable food wholesalers and retailers, including several companies included in our stock performance peer group index. For executive officers other than Mr. Dickelman, the committee considered the compensation recommendations of Mr. Dickelman. In raising the salary levels of executive officers, including Mr. Dickelman, and in allocating discretionary bonuses for 1998 out of the bonus pool for other executives, the committee considered specifically our outstanding earnings, earnings per share and earnings as a percentage of sales increases in 1998 compared to 1997 results and budgeted expectations for 1998 compared to 1997 results. Additionally, despite a flat food price inflation environment, difficult industry and local competitive market conditions and reporting only a 52-week fiscal year in 1998 compared to a 53-week fiscal year in 1997, for the third consecutive year our annual revenues increased from the prior year. Fiscal 1998 net earnings and earnings per share set new records and were 11.5% and 16.0%, respectively, ahead of last year. We have recorded 24 consecutive quarters of increased net earnings over the prior year's comparable quarter. Also, the Compensation Committee took into account the increase in our ratio of net earnings as a percentage of sales from 1.61% in 1997 to 1.76% in 1998. Our ratio of net earnings as a percentage of sales is among the highest in the wholesale grocery industry. The committee also considered the completion of our repositioning efforts in the Appleton marketplace, which involved opening a new store, buying two stores from a competitor, remodeling and remerchandising the stores and successfully replacing our two small, noncompetitive units in that market. Also, the amount of cash dividends per share paid to shareholders increased by over 11.0% in 1998 from the amount paid in 1997. The committee based Mr. Dickelman's bonus amount of $121,000 for 1998 on his pro-rata share of the bonus pool established under the annual incentive plan and on his achievement of individual and group financial and other goals and objectives established at the beginning of 1998 by the committee. These goals and objectives included specified targeted levels of revenues, earnings and economic value added, all of which were exceeded. Other established goals and objectives considered by the committee that were achieved by our management team under the leadership of Mr. Dickelman included our successful expansion of our franchise territory from 52 counties in a three-state area, to 128 counties in a five-state area including all of Wisconsin, southeastern Minnesota, eastern Iowa, northern Illinois and the upper peninsula of Michigan. This expansion should provide us with growth opportunities for the Piggly Wiggly banner.

         Our Stock Option Committee - which includes all of the members of the Compensation Committee, except Steven R. Barth - generally grants stock options annually to executive officers shortly after the end of each year. The committee bases option grants principally on the executive officer's relative position at the company, his existing and anticipated ability to directly impact corporate performance, compensation, seniority, grants made in the past, options held and stock ownership. Each executive officer's individual initiatives and achievements over the prior year also affect the level of such officer's option grants. In January 1999, the Stock Option Committee extended option grants to a broader group of key employees recommended by our board's Executive Committee to reward superior performance and corporate contributions by those specified individuals. Our 1995 Equity Incentive Plan is intended to promote our best interests and those of our shareholders by providing key employees with the opportunity to acquire or increase their ownership interests in the company and thereby develop a stronger incentive to put forth maximum effort for our continued success and growth. We have historically granted options at 100% of our common stock's fair market value on the date of grant, with a term not to exceed seven years and vesting in increments of one-third on each of the first, second and third anniversaries of the grant date. Since the economic value of stock options is inherently dependent upon the level of future market price appreciation of the underlying common stock, stock options granted by the Stock Option Committee will only provide executive officers with value to the extent the market price of our common stock increases above the option exercise price on the grant date. Thus, the Stock Option Committee believes that stock option grants help better align the economic interests of our management with its shareholders. Under our 1995 Equity Incentive Plan, the Stock Option Committee has the additional flexibility to grant other types of equity-based incentive awards including stock appreciation rights, restricted stock and performance shares. However, the Stock Option Committee has, to date, continued its historical practice of granting only stock options on terms substantially identical to past practice.

         Our Retirement Savings Plan is a qualified profit sharing plan that provides for supplemental income at retirement for all of our eligible - 1,000 hours or more per year - salaried employees. The retirement benefits provided by the Retirement Savings Plan for each participant are based upon the value of the participant's account balance at retirement. The Retirement Savings Plan requires us to make an annual basic contribution which, when added to forfeitures for the year, is equal to 5% of the participant's salary for the year. We may also make an additional discretionary contribution as determined by our board. We allocate basic contributions to each participant's account on the basis of the participant's eligible compensation, compared to the compensation of all participants for such year. We allocate discretionary contributions in the same way, except that our contributions to Social Security benefits are taken into account in the allocation of discretionary contributions. Our discretionary contribution to the Retirement Savings Plan in 1998 was approximately 9.4% of each participant's eligible compensation. The Retirement Savings Plan permits pretax employee contributions pursuant to Internal Revenue Code Section 401(k). We provide a 25% matching contribution on pretax employee contributions up to 4% of pay. Most of our executive officers - including all of the named executives officers set forth below - have typically invested all, or a substantial portion, of their annual Retirement Savings Plan allocations in shares of our common stock. At the end of 1998, our nine current executive officers, as a group, held 304,478 shares, or approximately 4.6% of the total outstanding common stock on the record date, in their accounts under the Retirement Savings Plan. See "Stock Ownership of Management and Others."

         We also maintain an Executive Benefit Restoration Plan, which is a supplemental benefit pension plan intended to provide benefits otherwise denied to participants under the Retirement Savings Plan by reason of limitations imposed by the Internal Revenue Code. The Executive Benefit Restoration Plan provides benefit accruals on pay in excess of the amount able to be recognized by the Retirement Savings Plan equivalent to the rate of our basic and discretionary contributions made under the Retirement Savings Plan for the year.

         We believe that our stock option plans have been adopted, and are being administered, in accordance with the requirements of Internal Revenue Code
Section 162(m). Given the levels of compensation and benefits provided currently to our named executive officers, we do not otherwise believe it is necessary to further conform or adjust our compensation policies, plans or practices to comply with the $1 million executive compensation deductibility cap imposed by Internal Revenue Code Section 162(m).

         By the Compensation Committee:       By the Stock Option Committee:

         R. Bruce Grover, Chairman            Martin Crneckiy, Jr., Chairman
         Howard C. Dickelman                  Howard C. Dickelman
         Martin Crneckiy, Jr.                 R. Bruce Grover
         Steven R. Barth

Summary Compensation Information

         The table below describes the compensation paid for the last three years to our Chief Executive Officer and to our four officers, other than the Chief Executive Officer, who we paid the highest compensation during 1998.


                                                     Summary Compensation Table

                                                               Annual               Stock Option
            Name and                        Fiscal          Compensation              Grants            All Other
        Principal Positions                  Year        Salary        Bonus         (shares)(1)     Compensation(2)
        -------------------                  ----        ------        -----        ------------     --------------
James H. Dickelman                           1998       $300,000      $121,000        45,000            $71,315
  Chairman of the Board,                     1997       $275,000      $ 96,759        45,000            $56,914
  President and Chief Executive Officer      1996       $247,500      $ 59,060        39,000            $51,358

Michael R. Houser                            1998       $156,000      $ 68,000        18,000            $31,191
  Executive Vice President -                 1997       $143,000      $ 52,289        18,000            $29,522
  Marketing and Merchandising                1996       $130,000      $ 32,236        16,800            $20,036

John H. Dahly                                1998       $156,000      $ 63,000        18,000            $30,952
  Executive Vice President,                  1997       $145,520      $ 51,202        18,000            $24,461
  Chief Financial Officer and Secretary      1996       $136,000      $ 32,453        18,000            $21,054

William K. Jacobson                          1998       $ 94,300      $ 41,000        13,500            $15,522
  Senior Vice President - Retail             1997       $ 89,000      $ 32,544        13,500            $12,664
  Operations and Development                 1996       $ 84,000      $ 20,045        12,000            $18,039
  and Assistant Secretary

Kenneth S. Folberg                           1998       $ 92,800      $ 36,000        12,000            $14,790
  Vice President -                           1997       $ 86,700      $ 29,308        10,500            $12,155
  Logistics and Labor Relations              1996       $ 81,000      $ 18,950         9,600            $11,051

---------------------

(1)      Granted  at 100%  fair  market  value  on the  date of  grant.  See  footnote  (1) to the  table  set  forth  under  "Stock
         Options--Option Grants in 1998" below for additional information.

(2)      For Mr. Dickelman, Mr. Houser and Mr. Dahly, amounts set forth for 1998 under this column represent (a) benefit accruals of
         $51,068,  $10,944 and $10,705,  respectively,  under our Executive  Benefit  Restoration Plan, and (b) our contributions of
         $20,247 to the Retirement Savings Plan for each such officer.  For Mr. Jacobson and Mr. Folberg,  the amounts represent our contributions  to our Retirement  Savings Plan. See  "Severance and Change in Control  Arrangements"  below with respect to certain  severance  arrangements  between us and certain of the named executive  officers in the event that we experience a
         "change of control."


Stock Options

         We have two stock option plans currently in place: our 1990 Stock Option Plan and our 1995 Equity Incentive Plan. Currently, we are granting options to our employees only under the 1995 plan. The following table lists the option grants under the 1995 plan that we made during 1998, as well as certain other information relating to those grants.


                              Option Grants In 1998
                                                        Percentage of
                                          Shares        Total Options
                                        Underlying      Granted to All    Exercise                             Grant Date
                                         Options         Employees in     Price (per                            Present
Name                                    Granted(1)          1998          share)(2)      Expiration Date        Value(3)
----                                    ----------          ----          ----------      ---------------      ----------
James H. Dickelman                        45,000            29.7%          $15.00        January 29, 2005        $204,750
Michael R. Houser                         18,000            11.9%          $15.00        January 29, 2005        $ 81,900
John H. Dahly                             18,000            11.9%          $15.00        January 29, 2005        $ 81,900
William K. Jacobson                       13,500             8.9%          $15.00        January 29, 2005        $ 61,425
Kenneth S. Folberg                        12,000             7.9%          $15.00        January 29, 2005        $ 54,600
---------------------

(1)  The options  reflected in the table are nonqualified  stock options under the Internal Revenue Code and were granted on January
     29, 1998.  The exercise price of each option granted was equal to 100% of the fair market value of our common stock on the date of grant, as determined by our Stock Option Committee. The options become exercisable in increments of one-third on each of the first, second and third anniversaries of the grant date;  provided,  however,  that no options may be exercised more than seven years after the date of grant.  The options are subject to early vesting in the event of the  optionee's  death,  disability or retirement.  Under the stock option agreements evidencing the options, upon a "change of control" of the company (as defined in such stock option  agreements),  all options then outstanding will become immediately  exercisable in full for the remainder of their term and each optionee will have the right,  for a period of 30 days, to require us to purchase his  outstanding  options for cash at an aggregate  "acceleration  price" for all shares of common stock then subject to such  options,  provided that at least six months has elapsed since the grant date.

(2)  The exercise price of options may be paid in cash, by delivering  previously  issued shares of common stock or any  combination thereof.

(3)  The option values presented are based on the Black-Scholes  pricing model, adapted for use in valuing stock options. The actual value,  if any,  that an optionee may realize upon  exercise  will depend on the excess of the market price of our common stock over the option exercise price on the date the option is exercised.  There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated  under the  Black-Scholes  model.  The estimated values under the  Black-Scholes  model are based on arbitrary  assumptions as to variables such as interest rates,  stock price volatility and future dividend yield,  including the following:  (a) an assumed United States Treasury bond rate of 5.54%;  (b)
     stock price  volatility of 24.16% (based on 36-month stock price history ending January 31, 1998);  and (c) a current  dividend yield of 1.90%.



         Set forth below is certain information about the cash values realized by named executive officers who exercised stock options during 1998 and the number and value of unexercised stock options held by named executive officers as of the end of 1998.


                                                      1998 Year-End Value Table

                              Number of                           Number of Shares              Value of Unexercised
                               Shares                        Underlying Options at End of    In-the-Money Options at End
                            Acquired Upon      Value                Fiscal 1998                 Of Fiscal 1998 (2)
Name                          Exercise       Realized(1)     Exercisable   Unexercisable    Exercisable    Unexercisable
----                          --------       -----------     -----------   -------------    -----------    -------------
James H. Dickelman             27,000         $319,410         143,000        88,000          $1,385,730      $350,400
Michael R. Houser                   0                -          65,650        35,600          $  648,018      $142,560
John H. Dahly                       0                -          69,450        36,000          $  685,968      $144,960
William K. Jacobson                 0                -          45,500        26,500          $  446,337      $105,720
Kenneth S. Folberg                  0                -          19,500        22,200          $  158,305      $ 85,010

--------------------------

(1)  The dollar value reflects the difference between the fair market value of the underlying shares at the time of exercise and the applicable exercise price of the options exercised.

(2)  The dollar values reflect the difference  between the fair market value of the underlying  shares of common stock at the end of fiscal 1998 and the various applicable exercise prices of the named executive officers'  outstanding options. The dollar values do not reflect any options that had an exercise price in excess of the fair market value of the underlying shares at the end of fiscal 1998. The fair market value at the end of fiscal 1998 was $16.50, the closing sale price per share on December 31, 1998, the last trading day of the fiscal year.


Director Compensation

         Our directors who are also our employees receive no additional compensation for serving on the board. We compensate our non-employee directors
- other than those whom we pay professional fees - by paying:

          o    an annual cash retainer of $1,500;

          o $300 for each attended board meeting and committee meeting not held in conjunction with a board meeting; and

          o    an annual grant of 300 shares of the our common stock.

Severance and Change of Control Arrangements

         We have severance agreements with James H. Dickelman, Michael R. Houser, John H. Dahly and William K. Jacobson that provide that, following a "change of control" of the company (as defined in the severance agreements), such executive officer will be employed:

          o    for three years in the same position;

          o    performing equivalent duties; and

          o at the same location as immediately prior to the change of control.

         During the employment period, each such officer would be entitled to:

          o receive a salary equal to his compensation rate in effect at the date of the change of control - subject to increase by the board of directors' Compensation Committee; and

          o inclusion in benefit plans available to employees of comparable status.

         If the officer elects to terminate his employment within one year after the change of control or if, at any time during the employment period, the officer's employment is terminated other than for "cause" as defined in the severance agreements - or the officer's disability, or if the officer's duties are changed substantially without his written consent and the officer terminates his employment as a result, the officer would be entitled to receive:

          o a lump sum payment equal to the officer's base salary for the greater of the remainder of the employment period or one year;

          o the actuarially determined present value of the benefit accruals that would have been made through the end of the employment period under our retirement plans applicable to the officer; and

          o along with his eligible dependents, coverage under medical benefit plans through the end of the employment period.

         Additionally, upon a "change of control" of the company:

          o stock options granted to the named executive officers will have become fully exercisable; and

          o the optionee will then have the right to require the company to purchase his outstanding options for cash at an aggregate
               "acceleration price" for all shares of common stock subject to such options.

Compensation Committee and Stock Option Committee Interlocks and Insider Participation

         Howard C. Dickelman, a retired former executive officer of the company, has been a member of our Compensation Committee and our Stock Option Committee for many years.

                          STOCK PERFORMANCE INFORMATION

         The line graph appearing on the next page compares the total return on our common stock during the last five years with the total return of:

          o    companies in the Wilshire 5000 Index; and

          o companies in a peer group of food retailers and wholesalers which includes: Arden Group, Inc., Delchamps, Inc., Marsh Supermarkets, Inc., Nash Finch Co., RichFood Holdings, Inc., and Seaway Food Town, Inc. We have selected this peer group in good faith, and the shareholder returns of each of the companies have been weighted, based on each company's relative market capitalization as of the beginning of each period. The following graph only reflects the performance of Delchamps, Inc. until November 1997, when Delchamps' shares ceased to be publicly traded.

                Comparison of Five-Year Total Shareholder Returns
                        (on a dividend reinvested basis)

[GRAPHIC OMITTED]


                      12/31/93  12/30/94  12/29/95  12/27/96   1/2/98  12/31/98
                      --------  --------  --------  --------   ------  --------
Company Index           $100      $128      $197      $192      $330     $353
Wilshire 5000 Index     $100      $100      $136      $165      $217     $268
Peer Group Index        $100      $ 89      $131      $164      $199     $166

                PROPOSAL TO AMEND OUR 1995 EQUITY INCENTIVE PLAN

         We designed  our 1995 Equity  Incentive  Plan,  which our  shareholders approved  on May 10,  1995,  to  promote  our best  interests  and  those of our shareholders  by providing key employees  with the  opportunity  to acquire,  or increase their, proprietary interest in the company. By providing this opportunity, we hope to promote continuity of management and increased incentive and personal interest in the welfare of the company by those key employees who are primarily responsible for shaping or carrying out our long-range plans and securing our continued growth and financial success.

         As of March 24, 1999, 694,300 shares had been issued or reserved for issuance pursuant to outstanding options under the plan, leaving only 55,700 shares available for future grants. In order to preserve the benefits of the plan, our board of directors has voted, subject to approval by shareholders, to increase the total number of shares that can be issued under the 1995 Equity Incentive Plan from 750,000 shares to 1,250,000 shares.

Administration of the Plan

         The plan is administered by our board's Stock Option Committee, provided that the committee consists of no less than two nonemployee directors. The committee has the authority under the plan to:

          o    establish rules for the administration of the plan;

          o    select the key employees to whom we grant awards;

          o determine the types of awards we will grant and the number of shares covered by such awards;

          o    set the terms and conditions of such awards; and

          o cancel, suspend or amend awards to the extent permitted by the terms of the plan.

The Stock Option Committee's determinations as to interpretation of the plan are final.

         Currently, a maximum of 750,000 shares may be covered by awards under the plan. If any shares subject to awards under the plan are forfeited or if an award terminates, such shares will be available for the granting of new awards under the plan. Shares delivered when an award is exercised may be either shares held by us in treasury or shares that have never previously been issued.

Eligibility

         All  of  our  key   employees,   including   executive   officers   and
employee-directors, are eligible to receive grants under the plan.

Types of Awards

         The plan authorizes the grant of:

          o    stock options, either:

          o incentive stock options, qualified for special tax treatment under Section 422 of the Internal Revenue Code, or

          o    nonqualified stock options;

          o    stock appreciation rights;

          o    restricted stock; and

          o    performance shares.

Terms of Awards

         Options. The Stock Option Committee determines the exercise price of options granted under the plan, provided that the exercise price may not be less than 100% of the fair market value of our common stock at the date of grant. The committee also determines the term of all options, which may not be longer than 7 years. Options granted under the plan become exercisable in accordance with a vesting schedule determined by the committee. Options may be exercised by payment of the exercise price in cash or other property having equivalent value, or by tendering previously issued shares of our common stock. To date, nonqualified stock options are the only type of grant the Stock Option Committee has made under the plan.

         Stock Appreciation Rights. Stock appreciation rights allow the grantee the right to receive - either in cash or in shares of our common stock - the excess of the fair market value of shares of our common stock over the grant price established by the Stock Option Committee, which may not be less than 100% of the fair market value of our common stock on the date of the grant. The grant price, term, methods of exercise, methods of payment and other terms and conditions of stock appreciation rights are determined by the committee. To date, no stock appreciation rights have been granted under the plan.

         Restricted Stock. The plan allows us to grant stock to key employees, which may be subject to restrictions as determined by the Stock Option Committee, such as restrictions on the right to vote or to receive dividends with respect to such stock. At the time of grant, the committee determines the times at which such restrictions will lapse. No more than 75,000 shares of restricted stock may be granted to any key employee under the plan. To date, no restricted stock has been granted under the plan.

         Performance Shares. The Stock Option Committee may also grant performance shares to key employees, which do not allow the employee to vote as a shareholder, but which may be exchanged for unrestricted shares of common stock when the performance goals established by the committee are met. To date, no performance shares have been granted under the plan.

Adjustments

         To ensure that the benefits of an award under the plan are not unfairly diminished or increased, the Stock Option Committee has the authority to adjust the number of shares of common stock covered by the plan and the number of shares covered by individual grants under the plan whenever a stock split or similar recapitalization event occurs.

Limits on Transferability

         In order to preserve the incentive nature of the plan, awards under the plan may only be transferred by the grantee to family members or trusts or other entities established for their benefit, or upon his or her death.

Certain Federal Income Tax Consequences Relating to Stock Options

         The grant of stock options under the plan will create no income tax consequences to us or to the key employee.

         A key employee who receives a nonqualified stock option will generally recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the our common stock at such time over the exercise price. We are entitled to a corresponding deduction at the time of exercise. A subsequent sale of the shares acquired by the key employee at the time of exercise will give rise to capital gain or loss for the key employee if the amount realized from the sale is different than the key employee's tax basis
- i.e., the fair market value of the shares at the time of exercise. Such capital gain or loss will be long-term or short-term, depending on the length of time between the date of exercise and the date of sale.

         A key employee who receives an incentive stock option will recognize no gain or loss upon the exercise of his or her option. A key employee will generally have a capital gain or loss when he or she sells shares acquired upon exercise of an incentive stock option, but we will have no corresponding deduction. However, if the key employee fails to hold the shares acquired upon exercise of an incentive stock option until at least two years after the grant date and at least one year after the date of exercise, the key employee will recognize ordinary income, at the time the shares are sold, equal to the gain realized or the excess of the fair market value of the shares at the date of exercise over the exercise price, whichever is less. In such event, we would then enjoy a corresponding deduction. Any additional gain realized by the key employee over the fair market value at the time of exercise will be taxed as capital gain.

         To date, the committee has only granted nonqualified stock options under the plan. None of the existing grants under the plan are contingent on the approval by shareholders of this proposal.

Vote Required

         A majority of shares present and voting at the annual meeting must vote for the proposed amendment to the plan for it to be approved. Therefore, abstentions will have the effect of a vote against the proposal. Broker non-votes will not be counted as voting at the meeting and will, therefore, have no impact of the voting. James H. Dickelman and John H. Dahly, as proxies, intend to vote for the proposed amendment to the plan.

         Our board of directors recommends a vote for the proposed amendment to our 1995 Equity Incentive Plan to increase the number of shares that we may issue under the plan from 750,000 shares to 1,250,000 shares.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
                                AND OTHER MATTERS

Our Independent Public Accountants

         Our board has reappointed Arthur Andersen LLP to serve as our independent public accountants for 1999. Arthur Andersen has served as our independent public accountants for many years. We expect that representatives of Arthur Andersen will be at the annual meeting and will have a chance to make a statement if they would like to do so. They will also be available to respond to your questions. James H. Dickelman and John H. Dahly, as proxies, intend to vote for ratification of the board of directors' reappointment of Arthur Andersen as our independent public accountants for 1999.

         Our board of directors recommends a vote for ratification of its selection of Arthur Andersen LLP as our independent public accountants for 1999.

Miscellaneous

         We expect that the election of directors, the proposed increase in our 1995 Equity Incentive Plan and ratification of our selection of 1999 independent public accountants to be the only matters that will be presented for shareholder consideration at the annual meeting. Other matters may properly come before the annual meeting and the proxies named in the accompanying proxy will vote on them in accordance with their best judgment.

         We will bear the cost of soliciting proxies. We expect to solicit proxies mainly by mail. Some of our employees may also solicit proxies personally and by telephone. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose. We will, however, reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold common stock.

         If you would like to receive a copy of our 1998 annual report on Form 10-K - without exhibits please write to our Secretary at 2215 Union Avenue, Sheboygan, Wisconsin 53081, and we will provide you with a copy free of charge.

         If you wish to include a proposal in our proxy statement for the 2000 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, you should forward your proposal to our Secretary by December 3, 1999. If you submit a proposal other than pursuant to Rule 14a-8 less than 45 days in advance of the 2000 meeting, your proposal will be considered untimely under our by-laws and we will not be required to present your proposal at the 2000 annual meeting. If the board chooses to present your proposal despite its untimeliness, the people named in the proxies solicited by the board of directors for the 2000 annual meeting will have the right to exercise discretionary voting power with respect to your proposal.


                              SCHULTZ SAV-O STORES, INC.


                              John H. Dahly
                              Executive Vice President,
                              Chief Financial Officer and Secretary

Sheboygan, Wisconsin
April 1, 1999